News Release

For Immediate Release:	For More Information, Contact:
October 26, 2020	Elaine Pozarycki
919-834-3090

First Bancorp Reports Third Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $23.3 million, or $0.81 per diluted common share, for the three months ended September 30, 2020 compared to $25.0 million, or $0.84 per diluted common share, recorded in the third quarter of 2019. The earnings per share of $0.81 for the third quarter of 2020 represent a 44.6% increase from the $0.56 reported for the second quarter of 2020.

For the nine months ended September 30, 2020, the Company recorded net income of $57.8 million, or $1.99 per diluted common share compared to $71.2 million, or $2.39 per diluted common share, for the nine months ended September 30, 2019.

Earnings for the periods in 2020 were impacted by provisions for loan losses related to estimated losses arising from the economic impact of COVID-19. For the three months ended September 30, 2020, the Company recorded a provision for loan losses of $6.1 million compared to a negative provision for loan losses of $1.1 million in the third quarter of 2019. For the nine months ended September 30, 2020, the Company recorded a provision for loan losses of $31.0 million compared to a negative provision of $0.9 million for the first nine months of 2019. The impact of the higher provisions for loan losses were partially offset by higher noninterest income realized in 2020, as described further below.

The Company continued to experience high balance sheet growth during the third quarter of 2020, with total assets increasing by $176 million, or 10.2% on an annualized basis. The high balance sheet growth was driven by a $229 million increase in deposits during the quarter, or 15.7% on an annualized basis.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2020 was $54.7 million, a 1.8% increase from the $53.8 million recorded in the third quarter of 2019. Net interest income for the first nine months of 2020 was $162.1 million, a 0.4% increase from the $161.5 million recorded in the comparable period of 2019. The increases in net interest income were due primarily to growth in interest-earning assets.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the third quarter of 2020 was 3.48%, which was 47 basis points lower than the 3.95% realized in the third quarter of 2019. For the nine months ended September 30, 2020, the Company's net interest margin was 3.63% compared to 4.02% for the same period in 2019. The lower margins were primarily due to the impact of lower interest rates.

From August 2019 to March 2020, the Federal Reserve decreased interest rates by 225 basis points, which resulted in the Company's interest-earning asset yields declining by more than its cost of funds. For the nine months ended September 30, 2020, the Company's interest-earning asset yield declined by 65 basis points compared to a 29 basis point decline in its cost of funds. The negative impact of the lower net interest margins in 2020 compared to 2019 was offset by earnings generated from strong growth in interest-earning assets, which were driven by high deposit growth. Average interest earning assets for the nine months ended September 30, 2020 were 10.8% higher than for the same period in 2019.

In the third quarter of 2020, the Company's interest-earning asset yields and cost of funds each declined by approximately 9 basis points from the second quarter of 2020. This resulted in a stable linked-quarter net interest margin, which was 3.48% for the third quarter of 2020 compared to 3.49% for the second quarter of 2020.

The Company continues to have $245 million of PPP loans outstanding. In the third quarter of 2020, the yield earned on those loans was 2.90%, which included $1.2 million of amortization of origination fees, and lowered the reported net interest margin by approximately 2 basis points. The Company has $7.6 million in remaining deferred PPP origination fees that will be recognized over the lives of the loans, with accelerated amortization expected to result from the loan forgiveness process.

Provision for Loan Losses and Asset Quality

As permitted by the Coronavirus Aid, Relief, and Economic Security (CARES) Act enacted in March 2020, the Company elected to defer the implementation of the Current Expected Credit Loss (CECL) methodology. Accordingly, the Company's allowance for loan losses at each period end is based on the Company's estimate of probable losses that have been incurred at the end of such period, including losses arising from the impact of COVID-19, in accordance with the pre-CECL methodology for determining loan losses.

The Company recorded a provision for loan losses of $6.1 million in the third quarter of 2020 compared to a negative provision for loan losses (reduction of the allowance for loan losses) of $1.1 million in the third quarter of 2019. For the nine months ended September 30, 2020, the Company recorded a provision for loan losses of $31.0 million compared to a negative provision for loan losses of $0.9 million for the same period of 2019. The increases in 2020 are primarily related to estimated probable losses arising from the economic impact of COVID-19. With the onset of the pandemic in March 2020, the Company worked with many of its borrowers and provided the option of loan payment deferrals, with loans on deferral status amounting to $185 million, or 3.9% of total loans, at September 30, 2020, a decrease from $774 million, or 16.2% of total loans, at June 30, 2020. See further detail regarding loan deferrals in the accompanying financial schedules.

Total net loan charge-offs (recoveries) for the third quarters of 2020 and 2019 amounted to ($0.8 million) and $0.4 million, respectively, or (0.06%) and 0.04% of average loans on an annualized basis, respectively. For the nine months ended September 30, 2020 and 2019, total net charge-offs were $3.2 million and $0.9 million, respectively, which on an annualized basis amounted to 0.09% and 0.03%, respectively.

Total nonperforming assets amounted to $44.3 million at September 30, 2020, or 0.63% of total assets, compared to $33.9 million a year earlier, or 0.56% of total assets.

Noninterest Income

Total noninterest income was $21.5 million and $15.2 million for the three months ended September 30, 2020 and 2019, respectively. For the nine months ended September 30, 2020 and 2019, total noninterest income was $61.4 million and $44.9 million, respectively.

Service charges on deposit accounts amounted to $2.6 million for the third quarter of 2020 compared to $3.4 million in the third quarter of 2019. For the first nine months of 2020 and 2019, service charges on deposit accounts amounted to $8.2 million and $9.5 million, respectively. The decreases were primarily due to fewer instances of overdraft fees.

Other service charges, commissions, and fees amounted to $6.2 million in the third quarter of 2020 compared to $5.1 million in the third quarter of 2019. This same line item amounted to $14.9 million for the nine months ended September 30, 2020 compared to $14.6 million for the first nine months of 2019. Included in this line item for the third quarter of 2020 was income of $0.6 million due to the reversal of previously recorded impairment of the Company's SBA servicing asset resulting from improved market conditions. The Company had recorded impairment expense of its SBA servicing asset of $0.5 million in the first quarter of 2020 and $0.1 million in the fourth quarter of 2019.

Fees from presold mortgages amounted to $4.9 million for the third quarter of 2020 compared to $1.3 million in the third quarter of 2019. For the first nine months of 2020 and 2019, fees from presold mortgages amounted to $9.7 million and $2.7 million, respectively. The increases in 2020 were primarily due to higher mortgage loan origination volume arising from historically low mortgage loan interest rates.

For the third quarters of 2020 and 2019, SBA consulting fees amounted to $2.0 million and $0.7 million, respectively. For the first nine months of 2020 and 2019, SBA consulting fees amounted to $6.7 million and $2.8 million, respectively. The increases in 2020 were due to fees earned in the second and third quarters by the Company's SBA subsidiary, SBA Complete, related to assisting its third-party client banks with the PPP. SBA Complete recorded approximately $0.8 million and $3.8 million in PPP fees for the three and nine months ended September 30, 2020. SBA Complete also recorded $1.6 million in the second quarter of 2020 in deferred revenue that will be recorded as income upon the forgiveness portion of the PPP.

SBA loan sale gains amounted to $2.9 million and $1.9 million for the three months ended September 30, 2020 and 2019, respectively, compared to $5.5 million and $7.0 million for the nine months ended September 30, 2020 and 2019, respectively. Origination of SBA loans generally declined in the first and second quarters of 2020 due to the economic impact of COVID-19, while during the third quarter, SBA loan originations increased due to increased market activity.

During the second quarter of 2020, the Company sold approximately $220 million in mortgage-backed and commercial mortgage-backed securities at a gain of $8.0 million. The securities sold were believed to be favorably impacted by historically low interest rates and Federal Reserve stimulus measures.

Noninterest Expenses

Noninterest expenses amounted to $40.4 million in the third quarter of 2020 compared to $38.4 million recorded in the third quarter of 2019, an increase of 5.2%. For the nine months ended September 30, 2020 and 2019, noninterest expenses amounted to $119.4 million and $117.3 million, respectively, an increase of 1.8%. The increases were primarily due to increased incentive compensation expense related to improvement in financial performance and higher commission expense resulting from increases in mortgage loan volume in 2020

Income Taxes

The Company’s effective tax rate was 21.4% and 20.8% for the three and nine months ended September 30, 2020, respectively, compared to 20.8% and 21.0% for the three and nine months ended September 30, 2019, respectively.

Balance Sheet and Capital

Total assets at September 30, 2020 amounted to $7.1 billion, a 16.4% increase from a year earlier.

Loan growth for the third quarter was $44 million, or 3.7% on an annualized basis. Loan growth for the nine months ended September 30, 2020 was $361 million, or 10.8% on an annualized basis, which includes $245 million in PPP loans.

Deposit growth for the third quarter was $229 million, or 15.7% on an annualized basis. Deposit growth for the nine months ended September 30, 2020 was $1.1 billion, or 30.5% on an annualized basis. In addition to deposits arising from PPP loans, this high deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic.

With the excess liquidity resulting from the high deposit growth, the Company reduced its level of borrowings by $239 million, or 79.4%, and its level of brokered deposits by $91 million, or 71.2%, at September 30, 2020 compared to a year earlier.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at September 30, 2020 of 14.90%, an increase from the 14.88% reported at September 30, 2019. The Company’s tangible common equity to tangible assets ratio was 9.18% at September 30, 2020, a decrease of 83 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “Our ongoing focus is to provide excellent service to our customers during these challenging times, and our team continues to do an outstanding job. During the quarter, we experienced good balance sheet growth and high levels of fee income. Our balance sheet and capital levels remain strong and position us well for the future."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the third quarter of 2020:

•On September 1, 2020, the Company completed the acquisition of Magnolia Financial, Inc., a business financing company headquartered in Spartanburg, South Carolina, that makes loans throughout the southeastern United States. In the transaction, the Company acquired $14.6 million in loans and recorded intangible assets of $6.6 million.

•On September 15, 2020, the Company announced a quarterly cash dividend of $0.18 per share payable on October 23, 2020 to shareholders of record on September 30, 2020. This dividend rate represents a 50% increase over the dividend rate declared in the third quarter of 2019.

•During the third quarter of 2020, the Company repurchased 305,100 shares of its common stock at an average stock price of $20.55, which totaled $6.3 million.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $7.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form

10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$52,739	55,142
Interest on investment securities	5,147	5,342
Other interest income	802	1,898
Total interest income	58,688	62,382	(5.9)%
Interest expense
Interest on deposits	3,533	6,597
Interest on borrowings	422	2,007
Total interest expense	3,955	8,604	(54.0)%
Net interest income	54,733	53,778	1.8%
Total provision for loan losses	6,120	(1,105)	n/m
Net interest income after provision for loan losses	48,613	54,883	(11.4)%
Noninterest income
Service charges on deposit accounts	2,567	3,388
Other service charges, commissions, and fees	6,190	5,067
Fees from presold mortgage loans	4,864	1,275
Commissions from sales of insurance and financial products	2,357	2,203
SBA consulting fees	1,956	663
SBA loan sale gains	2,929	1,917
Bank-owned life insurance income	633	651
Securities gains (losses), net	—	97
Other gains (losses), net	(44)	(105)
Total noninterest income	21,452	15,156	41.5%
Noninterest expenses
Salaries expense	22,127	19,833
Employee benefit expense	3,918	4,144
Occupancy and equipment related expense	3,905	4,017
Merger and acquisition expenses	—	—
Intangibles amortization expense	928	1,163
Foreclosed property losses (gains), net	90	273
Other operating expenses	9,471	9,016
Total noninterest expenses	40,439	38,446	5.2%
Income before income taxes	29,626	31,593	(6.2)%
Income tax expense	6,329	6,574	(3.7)%
Net income	$23,297	25,019	(6.9)%

Earnings per common share - diluted	$0.81	0.84	(3.6)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$54,733	53,778
Tax-equivalent adjustment (1)	347	413
Net interest income, tax-equivalent	$55,080	54,191	1.6%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$160,000	164,754
Interest on investment securities	15,673	15,679
Other interest income	2,688	6,705
Total interest income	178,361	187,138	(4.7)%
Interest expense
Interest on deposits	13,380	18,498
Interest on borrowings	2,865	7,092
Total interest expense	16,245	25,590	(36.5)%
Net interest income	162,116	161,548	0.4%
Total provision for loan losses	31,008	(913)	n/m
Net interest income after provision for loan losses	131,108	162,461	(19.3)%
Noninterest income
Service charges on deposit accounts	8,193	9,543
Other service charges, commissions, and fees	14,883	14,623
Fees from presold mortgage loans	9,725	2,677
Commissions from sales of insurance and financial products	6,515	6,436
SBA consulting fees	6,722	2,847
SBA loan sale gains	5,541	7,048
Bank-owned life insurance income	1,904	1,928
Securities gains (losses), net	8,024	97
Other gains (losses), net	(157)	(331)
Total noninterest income	61,350	44,868	36.7%
Noninterest expenses
Salaries expense	62,843	58,530
Employee benefit expense	12,312	13,150
Occupancy and equipment related expense	11,752	12,052
Merger and acquisition expenses	—	213
Intangibles amortization expense	2,961	3,737
Foreclosed property losses (gains), net	284	899
Other operating expenses	29,264	28,723
Total noninterest expenses	119,416	117,304	1.8%
Income before income taxes	73,042	90,025	(18.9)%
Income tax expense	15,213	18,862	(19.3)%
Net income	$57,829	71,163	(18.7)%

Earnings per common share - diluted	$1.99	2.39	(16.7)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$162,116	161,548
Tax-equivalent adjustment (1)	1,011	1,260
Net interest income, tax-equivalent	$163,127	162,808	0.2%

(1)This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

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First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2020	2019	2020	2019
Return on average assets (1)	1.34%	1.65%	1.17%	1.59%
Return on average common equity (2)	10.55%	12.00%	8.88%	11.87%
Net interest margin - tax-equivalent (3)	3.48%	3.95%	3.63%	4.02%
Net (recoveries) charge-offs to average loans	(0.06)%	0.04%	0.09%	0.03%

COMMON SHARE DATA
Cash dividends declared - common	$0.18	0.12	0.54	0.36
Stated book value - common	30.70	28.20	30.70	28.20
Tangible book value - common	21.80	19.66	21.80	19.66
Common shares outstanding at end of period	28,687,832	29,604,830	28,687,832	29,604,830
Weighted average shares outstanding - diluted	28,940,018	29,684,105	29,102,523	29,759,459

CAPITAL RATIOS
Tangible common equity to tangible assets	9.18%	10.01%	9.18%	10.01%
Common equity tier I capital ratio - estimated	12.80%	13.27%	12.80%	13.27%
Tier I leverage ratio - estimated	10.13%	11.17%	10.13%	11.17%
Tier I risk-based capital ratio - estimated	13.87%	14.44%	13.87%	14.44%
Total risk-based capital ratio - estimated	14.90%	14.88%	14.90%	14.88%

AVERAGE BALANCES ($ in thousands)
Total assets	$6,904,112	6,021,979	6,605,648	5,986,641
Loans	4,785,848	4,354,477	4,679,479	4,322,078
Earning assets	6,294,556	5,440,014	5,998,532	5,410,546
Deposits	5,882,792	4,838,574	5,446,727	4,784,935
Interest-bearing liabilities	3,878,783	3,678,530	3,834,879	3,722,536
Shareholders’ equity	878,325	826,914	869,570	801,228

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Net interest income - tax-equivalent (1)	$55,080	52,954	55,093	55,038	54,191
Taxable equivalent adjustment (1)	347	330	334	382	413
Net interest income	54,733	52,624	54,759	54,656	53,778
Provision (reversal) for loan losses	6,120	19,298	5,590	3,176	(1,105)
Noninterest income	21,452	26,193	13,705	14,662	15,156
Noninterest expense	40,439	38,901	40,076	39,891	38,446
Income before income taxes	29,626	20,618	22,798	26,251	31,593
Income tax expense	6,329	4,266	4,618	5,368	6,574
Net income	23,297	16,352	18,180	20,883	25,019

Earnings per common share - diluted	0.81	0.56	0.62	0.71	0.84

Cash dividends declared per share	0.18	0.18	0.18	0.18	0.12
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At Sept. 30, 2020	At June 30, 2020	At Dec. 31, 2019	At Sept. 30, 2019	One Year Change
Assets
Cash and due from banks	$92,465	94,684	64,519	52,621	75.7%
Interest-bearing deposits with banks	304,731	584,830	166,783	264,840	15.1%
Total cash and cash equivalents	397,196	679,514	231,302	317,461	25.1%

Investment securities	1,278,906	879,756	889,877	779,489	64.1%
Presold mortgages	34,028	31,015	19,712	16,269	109.2%
SBA loans held for sale	15,012	3,382	—	—	n/m

Total loans	4,813,736	4,770,063	4,453,466	4,396,544	9.5%
Allowance for loan losses	(49,226)	(42,342)	(21,398)	(19,260)	155.6%
Net loans	4,764,510	4,727,721	4,432,068	4,377,284	8.8%

Premises and equipment	118,568	115,373	114,859	116,060	2.2%
Operating right-of-use lease assets	18,400	18,833	19,669	20,608	(10.7)%
Intangible assets	255,489	248,840	251,585	252,824	1.1%
Foreclosed real estate	2,741	2,987	3,873	4,589	(40.3)%
Bank-owned life insurance	106,345	105,712	104,441	103,806	2.4%
Other assets	73,073	75,462	76,253	80,521	(9.2)%
Total assets	$7,064,268	6,888,595	6,143,639	6,068,911	16.4%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$2,121,354	2,041,778	1,515,977	1,491,494	42.2%
Interest-bearing checking accounts	1,102,343	1,112,625	912,784	894,777	23.2%
Money market accounts	1,524,710	1,353,053	1,173,107	1,124,614	35.6%
Savings accounts	492,946	474,455	424,415	418,043	17.9%
Brokered deposits	36,736	64,069	86,141	127,519	(71.2)%
Internet time deposits	249	698	698	1,445	(82.8)%
Other time deposits > $100,000	549,423	545,370	563,108	557,590	(1.5)%
Other time deposits	232,465	239,090	255,125	259,900	(10.6)%
Total deposits	6,060,226	5,831,138	4,931,355	4,875,382	24.3%

Borrowings	61,816	112,199	300,671	300,656	(79.4)%
Operating lease liabilities	18,716	19,109	19,855	20,743	(9.8)%
Other liabilities	42,692	58,258	39,357	37,148	14.9%
Total liabilities	6,183,450	6,020,704	5,291,238	5,233,929	18.1%

Shareholders’ equity
Common stock	403,351	408,699	429,514	429,136	(6.0)%
Retained earnings	459,988	441,846	417,764	402,212	14.4%
Stock in rabbi trust assumed in acquisition	(2,230)	(2,217)	(2,587)	(2,577)	(13.5)%
Rabbi trust obligation	2,230	2,217	2,587	2,577	(13.5)%
Accumulated other comprehensive income (loss)	17,479	17,346	5,123	3,634	381.0%
Total shareholders’ equity	880,818	867,891	852,401	834,982	5.5%
Total liabilities and shareholders’ equity	$7,064,268	6,888,595	6,143,639	6,068,911	16.4%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Yield on loans	4.38%	4.41%	4.93%	5.03%	5.02%
Yield on securities	2.02%	2.49%	2.65%	2.64%	2.74%
Yield on other earning assets	0.64%	0.55%	1.95%	1.91%	2.42%
Yield on all interest-earning assets	3.71%	3.80%	4.46%	4.49%	4.55%

Rate on interest bearing deposits	0.37%	0.46%	0.68%	0.76%	0.77%
Rate on other interest-bearing liabilities	2.06%	1.31%	1.91%	2.31%	2.65%
Rate on all interest-bearing liabilities	0.41%	0.52%	0.78%	0.89%	0.93%
Total cost of funds	0.26%	0.35%	0.56%	0.63%	0.66%

Net interest margin (1)	3.46%	3.47%	3.94%	3.90%	3.92%

Net interest margin - tax-equivalent (2)	3.48%	3.49%	3.96%	3.93%	3.95%

Average prime rate	3.25%	3.25%	4.42%	4.83%	5.27%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
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	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Interest income - increased by accretion of loan discount on acquired loans	$972	802	1,241	1,161	959
Interest income - increased by accretion of loan discount on retained portions of SBA loans	583	591	600	340	365
Interest expense - reduced by premium amortization of deposits	23	26	31	38	44
Interest expense - increased by discount accretion of borrowings	(45)	(45)	(45)	(45)	(46)
Impact on net interest income	$1,533	1,374	1,827	1,494	1,322

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Nonperforming assets
Nonaccrual loans	$31,656	34,922	25,066	24,866	19,720
Troubled debt restructurings - accruing	9,896	9,867	9,747	9,053	9,566
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	41,552	44,789	34,813	33,919	29,286
Foreclosed real estate	2,741	2,987	3,487	3,873	4,589
Total nonperforming assets	$44,293	47,776	38,300	37,792	33,875
Purchased credit impaired loans not included above (1)	$9,616	9,742	9,839	12,664	13,798
Asset Quality Ratios
Net quarterly (recoveries) charge-offs to average loans - annualized	(0.06)%	0.12%	0.22%	0.09%	0.04%
Nonperforming loans to total loans	0.86%	0.94%	0.76%	0.76%	0.67%
Nonperforming assets to total assets	0.63%	0.69%	0.60%	0.62%	0.56%
Allowance for loan losses to total loans	1.02%	0.89%	0.54%	0.48%	0.44%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

COVID-19 Loan Deferral Information at September 30, 2020	Deferrals	Total Loans	Percentage Deferred
Construction Loans	$1,764	653,120	0.3%
Farmland and Agriculture	881	32,966	2.7%
Home equity loans	206	310,326	0.1%
Residential first lien loans	8,027	1,011,829	0.8%
Multifamily loans	23,441	197,424	11.9%
Owner-Occupied Commercial Real Estate	21,094	745,770	2.8%
Non-Owner-Occupied Commercial Real Estate	120,811	1,007,643	12.0%
Commercial & Industrial Loans	9,208	648,792	1.4%
Loans to Municipalities	—	138,353	—%
Consumer Loans	190	50,189	0.4%
Other Loans	—	17,324	—%
	$185,622	4,813,736	3.9%

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Net interest income, as reported	$54,733	52,624	54,759	54,656	53,778
Tax-equivalent adjustment	347	330	334	382	413
Net interest income, tax-equivalent (A)	$55,080	52,954	55,093	55,038	54,191
Average earning assets (B)	$6,294,556	6,102,012	5,595,734	5,560,099	5,440,014
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.48%	3.49%	3.96%	3.93%	3.95%

Net interest income, tax-equivalent	$55,080	52,954	55,093	55,038	54,191
Loan discount accretion	1,555	1,393	1,841	1,501	1,324
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$53,525	51,561	53,252	53,537	52,867
Average earnings assets (B)	$6,294,556	6,102,012	5,595,734	5,560,099	5,440,014
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.38%	3.40%	3.83%	3.82%	3.86%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At September 30, 2020, the Company had a remaining loan discount balance on acquired loans of $9.7 million compared to $13.8 million at September 30, 2019. At September 30, 2020, the Company had a remaining loan discount balance on SBA loans of $7.1 million compared to $7.2 million at September 30, 2019. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.